Exhibit (j)(ii) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K




      CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The MTB Group of Funds and to the use of our report dated December 2, 2005 on the financial statements and financial highlights of MTB Virginia Municipal Bond Fund (formerly FBR Virginia Tax Free
Fund), a series of The MTB Group of Funds. Such financial statements and financial highlights appear in The MTB Group of Funds' 2006 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information of this Registration Statement.



                                     /s/ Tait, Weller & Baker LLP



Philadelphia, Pennsylvania
August 23, 2006



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